UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Cano Petroleum, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

The following is a letter first sent to Cano stockholders on June 7, 2010:

YOUR VOTE IS IMPORTANT

PLEASE SUBMIT YOUR PROXY TODAY

June 7, 2010

Dear Fellow Stockholder:

We have previously mailed to you proxy materials in connection with the Special Meeting of Stockholders of Cano Petroleum, Inc. (“Cano”) to be held on June 23, 2010.  Your vote is important and your participation is requested at this important meeting.

Cano, Resaca Exploitation, Inc. (“Resaca”) and Resaca’s wholly-owned subsidiary, Resaca Acquisition Sub, Inc. (“Merger Sub”) have entered into an Agreement and Plan of Merger.  Under the merger agreement, Resaca will acquire Cano through a merger of Merger Sub with and into Cano, and following the merger, Cano will continue as a wholly-owned subsidiary of Resaca.

At the effective time of the merger and assuming the Resaca shareholder approval of an amendment to Resaca’s certificate of formation to effect a reverse split of the outstanding shares of Resaca common stock by a ratio of one-for-five immediately prior to the merger, each outstanding share of Cano common stock, will be converted into the right to receive 0.42 shares of Resaca common stock and each outstanding share of Cano Series D Convertible Preferred Stock will be converted into the right to receive one share of a newly designated class of Resaca Series A Convertible Preferred Stock.  Immediately following the merger and prior to completion of the offering of common stock of Resaca, as more fully described in the proxy materials, Cano common stockholders will hold approximately 50% of the common stock of the combined company, and Resaca shareholders will hold approximately 50% of the common stock of the combined company.

The members of the Cano board of directors, who voted, unanimously approved and adopted the merger agreement and the transactions contemplated by it, declared its advisability, and recommend that the Cano stockholders vote “FOR” the adoption of the merger agreement, “FOR” the adoption of the Cano Series D Amendment, as more fully described in the proxy materials, and “FOR” the approval of the proposal to adjourn the meeting to solicit additional proxies if there are not sufficient votes in favor of the other two proposals.  Please sign, date and return the enclosed proxy card as soon as possible or, alternatively, you can vote via the Internet or telephone (see the instructions below).

Thank you for your cooperation, continued support and prompt response.

Sincerely,

S. Jeffrey Johnson
Chairman of the Board and Chief Executive Officer

3 EASY WAYS TO VOTE

Help your company avoid the expense of further solicitation by voting today. You may use one of the following simple methods to vote your shares:

1.                 Vote by Telephone.  Call the toll-free number listed for this purpose on your proxy card or voting instruction form.  Have your control number listed on the form ready and follow the simple instructions.

2.                 Vote by Internet.  Go to the website listed on your proxy card or voting instruction form.  Have your control number listed on the form ready and follow the simple instructions.

3.                 Vote by Mail.  Mark, sign, and date your proxy card or voting instruction form and return it in the postage-paid return envelope provided.

PLEASE ACT TODAY

YOUR VOTE IS IMPORTANT

Please help your company save additional solicitation costs by marking, signing, dating and returning your enclosed proxy card or voting instruction form today.  Please do so for each account you maintain.  Internet and telephone voting are also available.  Please refer to your proxy card or voting instruction form for instructions.  If you have any questions or need assistance voting your shares, please call D. F. King & Co., Inc., which is assisting Cano Petroleum, Inc., toll-free at 1-800-758-5378.

Additional Information and Where to Find It

This communication is being made in respect of the proposed business combination involving Resaca and Cano.  In connection with the proposed transaction, Resaca and Cano (a) filed documents with the SEC, including the filing by Resaca of a Registration Statement on Form S-4 containing a Proxy Statement/Prospectus, (b) published an admission document for the purpose of admitting the issued common stock of the enlarged group to trading on the AIM market of the London Stock Exchange (the “AIM”) and (c) plan to file with the AIM and the SEC other necessary documents regarding the proposed transaction.  Investors and security holders of Resaca and Cano are urged to carefully read the Proxy Statement/Prospectus and AIM admission document and other documents filed with AIM and the SEC by Resaca and Cano because they contain important information about the proposed transaction.  Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC by contacting Resaca Investor Relations at (713) 753-1441 or Cano Investor Relations at (817) 698-0900.  Investors and security holders may obtain free copies of the documents filed with the SEC and published in connection with the admission to the AIM on Resaca’s website at www.resacaexploitation.com or Cano’s website at www.canopetro.com.  Information filed with the SEC will be available on the SEC’s website at www.sec.gov.  Resaca, Cano and their respective directors and executive officers may be deemed participants in the solicitation of proxies with respect to the proposed transaction.  Information regarding the interests of these directors and executive officers in the proposed transaction will be included in the Proxy Statement/Prospectus and the AIM admission document described above.  Additional information regarding the directors and executive officers of Resaca is also included in Resaca’s website.  Additional information regarding Cano is available under its periodic reports which are filed with the SEC.